Exhibit 3.1

THIRD CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

LEXICON PHARMACEUTICALS, INC.

LEXICON PHARMACEUTICALS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows pursuant to Section 242 of the DGCL:

FIRST:
That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Corporation’s Restated Certificate of Incorporation, as amended, declaring such amendment to be advisable and calling a meeting of the Corporation’s stockholders for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED that, subject to the approval of the stockholders of the Corporation, the Corporation’s restated certificate of incorporation, as amended, be further amended by changing Section 4.01(a) of Article IV thereof so that, as amended, such Section shall be and read as follows:

“(a) The total number of shares of stock that the Corporation shall have the authority to issue is 905,000,000 shares of capital stock, consisting of (i) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) 900,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).”

SECOND:
That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with the provisions of Section 222 of the DGCL, at which meeting the necessary number of shares as required by applicable law were voted in favor of such amendment.

THIRD:	That such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Third Certificate of Amendment to be signed by Jeffrey L. Wade, its Executive Vice President and General Counsel, this 15th day of July, 2009.

LEXICON PHARMACEUTICALS, INC.

By:	/s/ Jeffrey L. Wade
Jeffrey L. Wade Executive Vice President and General Counsel